Exhibit 99.2

Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

PARTICIPANTS

Corporate Participants

Gordon E. Runté – Managing Director, Head of Investor Relations and Corporate Commuications

Randy A. Nardone – Interim Chief Executive Officer, Co-Founder, Principal and Director

Daniel N. Bass – Chief Financial Officer

Peter L. Briger, Jr. – Principal and Co-Chairman

Wes R. Edens – Co-Chairman & Principal

Other Participants

Craig Siegenthaler – Analyst, Credit Suisse Securities (USA) LLC (Broker)

Marc S. Irizarry – Analyst, Goldman Sachs & Co.

Chris M. Kotowski – Analyst, Oppenheimer Securities

Robert Lee – Analyst, Keefe, Bruyette & Woods, Inc.

Gerald E. O’Hara – Analyst, Jefferies & Co., Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Christie, and I will be your conference operator today. At this time, I would like to welcome everyone to the Fortress Year End Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions]

Thank you. It is now my pleasure to hand the program over to Mr. Gordon Runté. Please go ahead.

Gordon E. Runté, Managing Director, Head of Investor Relations and Corporate Commuications

Okay. Thank you, Christie. Good morning, everyone, and welcome to the Fortress Investment Group fourth quarter and full year 2012 earnings conference call. We’ll begin our call today with opening remarks from Fortress Interim Chief Executive Officer Randy Nardone, and Chief Financial Officer, Dan Bass. And after these remarks, we’ll save most of our time this morning for your questions.

Joining us for that portion of our call, we have Co-Chairman and Head of Credit, Pete Briger, Co-Chairman and Head of Private Equity, Wes Edens; Principal and Head of Liquid Markets, Mike Novogratz; along with other members of our management team.

Before we begin, I’d like to point out that we posted a new Investor Presentation to our website two weeks ago. This presentation addresses many of the business dynamics and initiatives that we’ll be discussing this morning and I believe it goes a long way towards simplifying the Fortress story and our value proposition. We’ll be posting an updated presentation with fourth quarter numbers, which we encourage you to review. And of course, we value your feedback on how we can further improve our materials. So please contact me directly with any thoughts on that.

Just a few housekeeping items before we begin. Let me remind you that statements made today that are not historical facts may be forward-looking statements. These statements are, by their nature, uncertain and may differ materially from actual results. We encourage you to read the forward-looking statements disclaimer in today’s earnings release, in addition to the risk factors described in our quarterly and annual filings.

With that, let me hand off to Randy.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

Randy A. Nardone, Interim Chief Executive Officer, Co-Founder, Principal and Director

Thanks, Gordon, and thanks everyone for joining us today. We went into 2012 with high expectations and aggressive objectives, our investment performance for capital raising, for building further on the scope and reach of our business, and for delivering strong financial results and creating value for our shareholders. I’d say we met those objectives. And we finished strong, with pre-tax distributable earnings of $107 million in the fourth quarter. That’s our highest quarter of DE in the last two years. This performance reflects strength across all of our businesses. We believe it’s only an indication of what this company can deliver and we’re firing on all cylinders. And we had a good start to 2013. If we can multiply by six the results of the first two months of the year, we’ll have a very good year.

Here’s the highlights for 2012. Our AUM increased to over $53 billion, an all-time high. In our alternatives businesses, we raised over $1.5 billion of capital in the fourth quarter and over $6.5 billion for the year. That’s more than we’ve raised in any year since the financial crisis. On top of that, we had over $6 billion in net flows at Logan Circle, our fixed income manager.

We delivered strong investment performance in all of our businesses. Our main Credit and Macro Funds were up each nearly 18% net for the year. Asia Macro topped 21%. Investment valuations rose by over 25% in private equity and Logan Circle continued to outperform benchmarks in virtually all strategies.

Looking at our balance sheet, net cash and investments reached almost $2.50 a share or approximately 40% of our share price today.

With strong capital raising and expectations for further growth in AUM, we have visibility of higher management fees going forward, which I’ll get to in a minute. This provided the basis for a 20% increase in our regular quarterly dividend to $0.06 a share. The increase is effective for the fourth quarter of 2012 bringing distributions for the year to $0.21 in total. A pro forma of $0.24 per base dividend in 2013, represents a dividend yield of approximately 4%.

As you know, we invested $180 million in December to repurchase about 10% of our outstanding shares. The purchase price of $3.50 was nearly a 20% discount at the time and about a 40% discount today. At a cost of about $0.36 a share, we paid out more than our DE for the year with this transaction plus our regular dividends.

Looking more closely in our financial results, our fourth quarter management fees were $131 million, up from $121 million in the third quarter. With anticipated growth in AUM, we expect to see a corresponding increase in management fees going forward.

Let me give some color on the key drivers here. We’re in the market raising additional capital in every Fortress business. In just the first two months of 2013, we’ve raised over $1.5 billion dollars in new alternative capital. So a very strong start for the year. Nearly half of that was permanent equity raised by Newcastle. Wes is here and he can talk about how we think about opportunities for permanent capital and sector specific funds in a few minutes.

AUM rose by over 50% to nearly $21 billion at Logan Circle, leading to a 60% increase in management fees. Logan’s investment performance and pipeline remains strong. The platform is highly scalable. Our expectations for business growth here are high and we’re getting closer to our goal of Logan becoming a meaningful contributor.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

Last point on potential management fee growth. We finished the quarter with over $6 billion in dry powder, most of it in newer vintage funds. I should point out that there are no guarantees about the pace or extent to which this gets invested, but the arithmetic is approximately $15 million in management fees on each $1 billion invested. So a good quarter for building on management fees, and catalysts are in place for growth in near and longer terms.

As I mentioned earlier, investment performance is strong for the quarter and the full year. This had a positive impact on incentive income, particularly in Q4, when we had a full quarter of AUM above high watermarks in Macro. Incentive income totaled $114 million in the fourth quarter, up from $65 million in the third quarter, and $46 million in Q4 last year.

As with management fees, a number of factors point to potential incentive income growth. One, our gross undistributed incentive income grew to nearly $650 million in total, or about $1.30 a share. Over $500 million of that amount is in our credit PE Funds, which are well above incentive thresholds. So, even with no assumption about further investment gains, there’s visibility of higher incentive income as investments are realized.

Two, we began 2013 above high watermarks in our main Macro Fund. This means we have over $3 billion in liquid markets AUM, able to generate incentive income on each incremental dollar gain. Year-to-date, Macro is already up about 4% net. Three, with over $8 billion of new alternative capital raised over the last 14 months, incentive eligible AUM will increase to the extent this capital is invested. Four, looking further out, we’ve had valuation gains of over $6 billion in our private equity main funds since 2009. We’ve made a lot of progress in closing the incentive threshold gap in our most recent vintage funds, and realization activity has picked up. The key drivers for future growth here are companies like Nationstar and Florida East Coast, Springleaf and Holiday. These are companies we believe have strong prospects for future business growth, increased profitability and valuation gains.

So I’ve covered a lot of ground today, fourth quarter results that included our highest DE in two years, strong investment performance across all of our businesses, and our most successful year for attracting new capital since 2008. On all fronts, we met our objectives for the year.

More importantly, we believe that our performance is only beginning to reflect the inherent potential of our company. The embedded value, the momentum and the specific catalyst I’ve described in each of our businesses point to the potential for substantial earnings and valuation upside. We are pleased with our performance to date and optimistic about our prospects going forward.

With that, let me hand it off to Dan.

Daniel N. Bass, Chief Financial Officer

Thanks, Randy. Good morning, everyone. Today, I’ll provide details around our fourth quarter and full year 2012 results, as well as the key metrics that drove our financial performance last year. A strong fourth quarter capped what was a strong year here at Fortress, pre-tax DE of $107 million or $0.20 per share was up nearly 70% quarter-over-quarter. Management fees were up 13% and incentive fees were up 75% in the quarter alone. For the full year, pre-tax DE was $278 million or $0.52 per share. This is a 15% year-on-year growth. Growth was driven by a 7% increase in total revenues including a 40% increase in incentive income.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

Our AUM continued to climb in the quarter as well. AUM increased by nearly $2 billion or 4% in the fourth quarter and ended the year at $53.4 billion. For the full year, AUM grew by nearly $10 billion or 22%. Driving this was alternative asset growth of 8% and traditional asset growth of over 50%. The 22% annual growth is inclusive of returning $3 billion of capital to our investors and paying out another $3 billion of redemptions and scheduled payments in our hedge funds.

Within AUM, we deployed $3 billion of dry powder, $900 million coming from in the fourth quarter alone. At the end of the year, over $6 billion in dry powder remains, of which $5 billion is in newer vintage funds and available for general investment purposes.

Additionally, in the first quarter, we expect approximately $350 million of this capital to be called in our MSR fund relating to Nationstar’s acquisition of MSRs from the Bank of America. On to capital raising, which continued to be a strength. The $6.7 billion of capital raised during the year represents a 60% increase over 2011 and brings our three-year total to $16 billion. This was the first post – first year post crisis that all of our businesses together have seen significant momentum. In fact, every business raised $1 billion of capital for the first time since 2008.

Additionally, the fourth quarter raise of $1.5 billion marked the fifth consecutive quarter in which we raised over $1 billion of capital. And since we’ve already raised $1.6 billion of capital in the first quarter of 2013, it now makes it six straight quarters.

Now, let me turn to investment performance, where strong returns continued across all of our funds. In our traditional PE Funds, fund depreciation of over 25% for the year outpaced major indices by a significant margin. Our private company valuations were up 11% and public company valuations, which account for about 30% of our portfolio were up 65% for the year. Nationstar, one of the top IPO’s in 2012 and GAGFAH were the two main drivers, up 60% and 130% respectively.

In our liquid hedge funds, top-tier returns allowed us to generate $47 million of incentive income in this segment during the fourth quarter alone. This was over two-thirds of the total recorded in the liquid business for the entire year. It clearly demonstrates the earning potential of our liquid business when our funds are in excess of high watermarks for a full quarter.

In our credit hedge funds, annual net returns of 18% in our DBSO funds generated $130 million of incentive income in this segment. This segment now has nearly $5 billion of capital eligible for incentive income and an 11% net annualized track record over the last 10-plus years.

In our credit PE Funds, outstanding fund performance is demonstrated by the stockpiling of embedded value in our funds, which will become DE when it is realized. In these funds, we have $509 million or over $1 per share of gross embedded incentive income. This is more than double the value at the end of last year despite recognizing nearly $70 million of incentive income during the year.

Switching to the balance sheet, where we had several positive developments. First, as previously stated, we paid down all $180 million of our outstanding long-term debt in the first few days of the fourth quarter. Second, we financed the share buyback transaction using $30 million in cash and $150 million note carrying a 5% interest rate which will be paid off approximately one year from now. After these events, our balance sheet value measured by net cash and investments was still up 5%, ending the year at $2.48. This is up 14% from the end of 2011, and up 36% over the last two years.

Finally, yesterday we upsized and extended our revolving debt facility. Our new facility is $150 million with a three-year maturity and is fully undrawn as of now. As I look back on 2012, not only that we have strong performance, but we created additional shareholder value in three fundamental ways: paying off long-term debt, executing the stock repurchase, and completing our first full-year dividends. Taken together, these actions created significant value for our shareholders.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

Two additional points in this regard. One, on a pro forma basis, the stock repurchase would’ve added $0.05 of pre-tax earnings per share to our 2012 results. And, on a go-forward basis, our dividend paying share count is now down approximately 10% or 51 million shares lower which will positively affect future year’s earnings per share as well. Two, increasing the quarterly base dividend by 20% underscores our confidence and the strength of our business and our prospects for future growth.

Finally, before I close, a few comments on taxes. For the full year 2012, our DE tax rate was 8%. Again, let me remind you, equity-based reductions will continue to keep our tax rate low through the end of this year. In closing, let me revisit three key points. First, raising capital has been a key area of strength. Positive sector tailwinds, strong underlying fund performance and new offerings are all expected to help our capital raising momentum.

Second, the fourth quarter results offer a clear snapshot of our earnings potential when we have all of our businesses contributing significantly to the bottom line. And as Randy mentioned there are number of earnings growth catalyst across all of our businesses that are just now coming to fruition.

And finally, creating value for our shareholders continues to be priority number one here at Fortress. Example to this include double-digit EPS growth, raising our quarterly dividend by 20%, long term debt management and a stock buyback transaction that looks even better at today’s prices.

With that, we will now take your questions.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from the line of Craig Siegenthaler with Credit Suisse.

<Q – Craig Siegenthaler – Credit Suisse Securities (USA) LLC (Broker)>: Thanks, guys, good morning.

<A – Randy Nardone – Fortress Investment Group LLC>: Good morning.

<A – Dan Bass – Fortress Investment Group LLC>: Good morning.

<Q – Craig Siegenthaler – Credit Suisse Securities (USA) LLC (Broker)>: Just to first touch on the liquid hedge fund business, had a really nice turnaround in 2012, really – especially in this fourth quarter we had massive inflows, low redemptions and strong performance, now we probably shouldn’t annualize the fourth quarter of capital raise number, but can you provide some commentary around your capital raise outlook, and also the redemption outlook for this year?

<A – Dan Bass – Fortress Investment Group LLC>: Yeah, we did raise – we raised significant dollars in the first quarter and capital raising outlook looks pretty good. Redemptions have slowed significantly, and we’re very positive about it.

<Q – Craig Siegenthaler – Credit Suisse Securities (USA) LLC (Broker)>: Got it. Got it. Okay. And then maybe turn it over to Credit PE business. A significant level of capital is pulled in, in the fourth quarter. I was wondering if Pete could kind of share his some perspective on the investment environment because he sounded pretty bearish on the last few calls just given where credit spreads were and also given where government stimulus was sort of masking underlying fundamentals. Maybe if you can provide us a quick update.

<A – Pete Briger – Fortress Investment Group LLC>: I think the current environment for opportunistic credit investing is lousy, and it’s probably gotten worse over time, to this point where thematically, I don’t think that there is a great credit environment anywhere in the world. We are still making investments in our Credit PE business and certainly in our Drawbridge Special Opportunities Fund which has the ability to be long and short, et cetera.

But all of the credit investments that we are making today are idiosyncratic in nature, meaning that they’re good investments based upon the specific circumstances, and almost all of the investments that we’re making today on the long side are not purchased from the broker/dealer community where the money center banking community if you will, we’re not able to make investments in terms of buying at the supermarkets.

So our flows in PE credit have slowed substantially. To put this in perspective, in 2012 and year-to-date 2013, we’ve distributed about $3.5 billion to investors, and called about $2.7 billion. And if you look at just 2013, we’ve distributed about $1.3 billion to investors and called less than $400 million. And so, I would describe the credit markets right now as lousy. Investments that we’re making are only on an idiosyncratic basis. And what you really have out there is the optionality of European deleveraging beginning to occur at a quicker pace.

But at least right now, government intervention all around the world, U.S., Europe, Asia has put us in a bad place from a credit investing perspective, where the perception of risk is actually lower than the actual risk. And that’s a metric that we actually focus on very closely. So thematically, we are not making investments in credit, risk of higher interest rates in the U.S., and an essentially free money environment.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

I would say that we’re not terrified of credit. And I would say that because we’re not in an 2006 or 2007 period, where the whole financial services system was leveraged. The U.S. banking system is continuing to deleverage, and believe it or not, the European financial services system is deleveraging albeit at a much slower pace.

So that is a big point in terms of the safety of the system. I don’t think that we have the risk in the system because the financial services industry, the financial institutions themselves are deleveraging. But you are in a very easy money environment especially if you’re a middle-market company and somebody needs to borrow money.

<Q – Craig Siegenthaler – Credit Suisse Securities (USA) LLC (Broker)>: Got it. Thanks, Pete. And then maybe Dan Bass, you can just chime in. Given kind of the more negative outlook in the investment side, should we expect the undrawn capital levels in the Credit PE business remain quite high, it looks like over the near-term?

<A – Dan Bass – Fortress Investment Group LLC>: I mean, it’s a Pete question. I’ll let Pete address it.

<A – Pete Briger – Fortress Investment Group LLC>: Yes. I think in the current environment we’re investing at a much slower pace. And the types of return levels that we’re looking to make investments in the liquid credit, we do not see by and large other than in idiosyncratic circumstances.

<Q – Craig Siegenthaler – Credit Suisse Securities (USA) LLC (Broker)>: Great. Thanks for taking my questions.

Operator: Your next question comes from the line of Marc Irizarry with Goldman Sachs.

<Q – Marc Irizarry – Goldman Sachs & Co.>: Great. A question for Wes, if you can just talk a little bit about the strategic evolution of the PE model for you, the use of permanent capitals in that business, and just how we should think about the mix of management fees? Maybe this is more for Dan Bass for management fees versus realizations going forward?

<A – Wes Edens – Fortress Investment Group LLC>: Sure. Well, our total capital in the private equity business was about $15 billion at the end of the year. I think $14.3 billion is the specific number. And of that, we have about $3.5 billion from – that is permanent capital specifically. In the first quarter of the year, we’ve raised almost $1 billion in permanent capital, and we have a bunch of different initiatives for those different strategies as well as some other ones and also some funds that kind of supplement that.

And I guess the way that we are thinking about it is that, we can continue to grow our – the kind of listed or publicly capitalized vehicles in sectors where we think there are great opportunities, and they have real scalable opportunities, as we’ve done in financial services space, with all the MSRs and the non-agency stuff with Newcastle and then New Residential spin-off. We have a significant closing on a private capital raise for worldwide transportation and infrastructure which we think be a public vehicle on all probability later this year, but certainly in the next 12 months, and that’s a gigantic sector there, a $2.4 trillion in transportation assets worldwide, so we have broad aspirations for that and there are a handful of other things.

I think what worked very well in those contexts are asset-heavy businesses where you can buy them at good yields and use very modest amounts of leverage to generate well returns. I mean, the MSR space we have not deployed any leverage, we’ve been able to generate kind of 20%-ish returns in the transportation infrastructure space we’re getting kind of low-teens on leverage returns so modest leverage gets you to a good place.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

Incremental to that, though, there are significant private equity opportunities in those spaces as well. Transportation infrastructure is a good example of that, so having a private equity vehicle kind of sector-specific private equity vehicle side-by-side with that, gives you great overflow capacity, and also the capacity to do corporate private equity-like transactions.

So, we did raise the fund last year and in the MSR space, that’s something that has – we’ve made a good – very good start in getting that capital deployed and look I think aspirationally for the year, I’d like to see us raise $5 plus billion between the permanent and the sector-specific funds were $1 billion kind of towards that goal right now.

And we – obviously that will be – that’ll have to be concurrent with investment opportunities, but we see – and our – the spaces where we’ve got significant exposure which is really in the senior housing business, and the transportation business has been of course financial services here in the U.S. between the servicer Nationstar and then also this now a very large consumer finance business we have at Springleaf. We think there is and is going to be a ton to do. And so and that’s how we think about it. So I think that matching up those permanent vehicles with sector specific stuff I think is a great way to run the business.

<Q – Marc Irizarry – Goldman Sachs & Co.>: Okay. And then just on realizations, particularly from some of the older vintage funds. Can you give us some perspective on how we should think about the promote that you guys might earn in PE?

<A – Wes Edens – Fortress Investment Group LLC>: Yeah, we’ve got – we’ve had advanced that we had a great year last year. So the fourth consecutive year of very material returns in the Private Equity of the business. So on the last four years in total have been kind of 21%, 16%, 9% and now 25%. So it’s a big step in the right direction in terms of returns of all those. And we expect all of the significant funds to generate meaningful amounts of promote, and some of the older vintage funds were closer to the end of the beginning for sure.

So hard to predict the timing of these, they could be very lumpy. There’s obviously a couple things that we have a – we are very specifically targeted on for the year that I – and I can’t detail because they’re going to advance about a third of our assumptions in PE funds are in public stocks. So I don’t want to get offside on that. But I think at with a little bit of good fortune in these markets, we think – it’s kind of the opposite of the PE problem is that it’s a tough time to find opportunistic investment, maybe a great time to find opportunistic sales, right. As the asset prices go up and as the markets do a little better. So I think it should be a good complement to the rest of the business.

And we can take the first two months of the year and multiply it times six, I think we’ll all be very satisfied with what the outcomes have been. So, we’ll have to wait and see.

<Q – Marc Irizarry – Goldman Sachs & Co.>: Okay, great. And then just quickly on Pete, you mentioned it’s there’s no great environment globally it seems like for your business. But just can you give us some commentary on Europe and the opportunistic investing environment there? Maybe it’s nonperforming loans in Italy, as Wes as you cited the PE business, like where is Fortress taking advantage of dislocations there?

<A – Pete Briger – Fortress Investment Group LLC>: Well, as you know, there’s been tremendous amount of intervention in Europe over the last two years, government intervention across all markets certainly, Greece, Spain, Italy being the most intense. And so Europe has also been the most highly articulated opportunity in credit over the last 24 months and there’s been a ton of capital raised to invest in European credit opportunities. I don’t think that any serious credit investor is interested in the credit opportunity in Europe right now. The sales that are taking place of assets that are being sold out of banking systems are highly competitive. And as I say, the metric of perceived risk to actual risk is most distorted in Europe.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

So there is a tremendous amount of money that’s been dedicated to Europe. People have itchy trigger fingers, and they are occasionally pulling triggers. We saw one sale in a UK bank, commercial mortgage portfolio, where the winner ended up being somebody who was not asked into the final round, who threw in a bid 20% higher than all of the other bidders. And so we’re seeing some crazy things with capital being allocated to Europe right now.

The opportunity is big, but it is, to-date, potential. Every financial institution in Europe would love to sell loans off its balance sheet, but there are no sales that are taking place that are actually accretive to capital, so what you have in Europe is a huge price gap and a tremendous amount of capital that’s been dedicated to buying distressed debt and buying NPLs in particular. I think we have great assets on the ground in terms of collection companies and servicers that we’ve set up, both recently and over the long term, so I think that we have lots of feet on the street if you will, but the time to be investing in Europe in my judgment is certainly not now.

<Q – Marc Irizarry – Goldman Sachs & Co.>: Okay. And then just one more, if I can, on the distribution decision, not to have a sizable true-up this quarter, was sort of the buyback in place for that and how should we think about the capital management strategy?

<A – Randy Nardone – Fortress Investment Group LLC>: I think if you look at the buyback of $0.36 a share and coupled with the regular quarterly dividends of $0.21 a share, we distributed to shareholders more than our DE for last year. And so what we end up doing for 2013, we’ll take everything into account whether there are opportunities to buyback stocks cheap or pay out a top up or whatever. We’ll make the decision at the end of the year and the board – it’d be a board matter as well.

<Q – Marc Irizarry – Goldman Sachs & Co.>: Okay, great. Thanks.

Operator: Your next question comes from the line of Chris Kotowski with Oppenheimer.

<Q – Chris Kotowski – Oppenheimer Securities>: Yeah, just a follow-up for Pete on the Private Equity fund – or credit funds – is that looking at pages 15 and 17 of the press release, though, despite your caution, it sounds like you put $1.4 billion, $1.4 billion to $1.7 billion to work. Is that just the new Japan fund or is that the amount of – that you were able to put to work in what you call the idiosyncratic manner?

<A – Dan Bass – Fortress Investment Group LLC>: Yeah. No, the Japan fund is primarily in the capital raised number, which is not in the $1.4 billion. The $1.4 billion is sometimes there is a lag on the call of capital versus the commitment of capital and so, the numbers shown here are a function of that. I think Pete’s comment stand on the pace of investing.

<Q – Chris Kotowski – Oppenheimer Securities>: Okay. And then secondly, just going back to Wes’s comments about the promote and the funds doing better, and I’m thinking back to the disclosure you always have in your 10-Q on page 11. It still showed for – it showed Funds III and IV certainly being above cost, but still a long way away from generating carry and Fund V still being below cost at September 30. I’m curious. Are all those funds above cost now? And did you mean just that they were in good shape for returning more than cost, or did you think they can actually generate carry at some point in the future?

<A – Wes Edens – Fortress Investment Group LLC>: I definitely think we will generate carry. I mean the big numbers from the private equity business is the paid-in capital is about $20 billion. We returned about $10 billion and there were mark-to-market of about $15 billion, where we think

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

the potential for appreciation is substantial. So, I mean those are very gross numbers, but it gives you some sense of kind of the big picture of what we think it means, and the disclosure is accurate. It reflects – I mean the Fund V is like 97% of cost so it’s basically there and we think that the underlying investments have got a tremendous amount of the right things.

I mean, our biggest exposures are there’ll be on the transportation side, particularly the railroads business and the related real estate in Florida. We own about a third of the development land, industrial development land in Dade and Broward counties in what is probably the hottest market in the United States right now. Our railroad down there has had a tremendous run of it and seems poised to very, very substantial things. We’re working hard and building a passenger railway down there; there’s a lot of good stuff going on there.

Financial services space in the U.S. I think as a firm, I really believe we have by far the best exposures across the firm for these things, right, we own one of the biggest mortgage servicers in the country, we own one of the biggest standalone consumer finance franchises. We own the largest commercial loans special servicer. We own a big chunk of a company that’s the largest multi-family lenders, so you add all those things up if you think that those sectors have got real appreciation of potential which we do, then we’re incredibly well-positioned to take advantage of that.

So, all those things will result in kind of a leveraged return on our investments. And much like we’ve had whatever X billions of dollars of appreciation last couple of years. We think that there’s a substantial amount of upside and thus we have the ability to pay promotes. So…

<Q – Chris Kotowski – Oppenheimer Securities>: All right. And when you suggested you were hoping to raise up to $5 billion this year or aspirationally $5 billion, does that include a sort of general purpose go-anywhere major flagship fund that’s a successor to Fund V, or is it going to be more of these targeted kinds of investments?

<A – Wes Edens – Fortress Investment Group LLC>: Unclear. We can’t really comment on the specific capital formation for the private funds that we’re looking for. But I think the – I think they’re a combination of the underlying permanent vehicles as well as private equity funds. I think that we think that the year is going to be a very good one whatever the form of them is. So, like I said we’ve managed to raise about $1 billion in capital for those listed vehicles thus far and it’s early. So…

<Q – Chris Kotowski – Oppenheimer Securities>: Okay, all right. That’s it for me. Thank you.

Operator: Your next question comes from the line of Robert Lee with KBW.

<Q – Robert Lee – Keefe, Bruyette & Woods, Inc.>: Good morning, everyone. I’d like to go back to the distribution and frankly, I’m still kind of little confused as to why there wasn’t the true-up in the fourth quarter. I understand you bought back the stock, but only $30 million of that was funded with cash; the rest was with notes. So, if you add $0.50-odd of pre-tax DE and 8% tax rate on that, I mean, you distributed $0.21 and granted $30 million, few – some pennies were used for – to fund the share buyback. It’s still not clear to me why there wasn’t more of a true-up. So, maybe you can kind of walk us through that. And then how should we think about it reconciling to a true-up going forward, particularly since, next year, you have to pay the notes down for the share buyback. So, is that going to impact the distribution or not?

<A – Randy Nardone – Fortress Investment Group LLC>: Well, we have – we financed $150 million of $180 million of the stock buyback price. Our plan obviously is to pay back that $150 million. Like I said earlier, to the extent we have, we generate a substantial incentive income this year, we’ll take a look at what the opportunities are at the end of the year. I’m talking about it with the board and with management here. And I would say if we could buyback a bunch of stock cheap again at the end of the year, that will definitely get serious consideration here.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

<A – Dan Bass – Fortress Investment Group LLC>: Quickly to your financing point, I mean, we had a short term financing. It was – we received a lot of our incentive income in the first part of the year. So, we view the financing as really related to 2012 and that’s why we characterize it as that.

<Q – Robert Lee – Keefe, Bruyette & Woods, Inc.>: So, we’re – so, a year from now, we’re going to assume that having to pay back that is not going to affect your potential true-up in 2013?

<A – Dan Bass – Fortress Investment Group LLC>: Yes.

<Q – Robert Lee – Keefe, Bruyette & Woods, Inc.>: Okay. Thanks for taking my question.

Operator: [Operator Instructions] Your next question comes from the line of Daniel Fannon with Jefferies.

<Q – Jerry O’Hara – Jefferies & Co., Inc.>: Good morning. This is actually Jerry O’Hara sitting in for Dan this morning. He is on the road. Just a quick one on management fees, you called out the increase in private equity I believe in the credit fund segment of management fees. And it’s a fairly notable increase quarter-over-quarter, at least per our model, and there may be some variances here. But is that – was that driven by anything in particular, the capital is put to use to? Obviously, an increase in overall AUM, but perhaps management fee-wise or anything along those lines?

<A – Dan Bass – Fortress Investment Group LLC>: No, management fees just are directly tied to our core of capital and there’s nothing out of the ordinary, just additional AUM or AUM increased by $10 billion over the year and $2 billion in the fourth quarter. So, those are the main drivers.

<Q – Jerry O’Hara – Jefferies & Co., Inc.>: Okay. Fair enough. And then just a clarifying point. The $3.1 billion above high water marks on the liquid hedge fund, that’s of the total, right, over the total $5.1 billion or was that just any particular fund?

<A – Dan Bass – Fortress Investment Group LLC>: No, that’s mostly in the – it’s mostly in the Macro funds, the Fortress Partners Fund largely doesn’t generate incentive. And so that’s the biggest difference between the $3.1 billion and the $5.1 billion.

<Q – Jerry O’Hara – Jefferies & Co., Inc.>: Right, got it. Okay. Thanks for taking my questions.

Operator: That does conclude our question-and-answer session for today. It is my pleasure to hand the program back over to management for any further comments or closing remarks.

Randy A. Nardone, Interim Chief Executive Officer, Co-Founder, Principal and Director

Thanks, everybody. Just a quick recap before we go. Pleased with our results for 2012 most of all because they reflect the strength and momentum across every one of our businesses. Investment performance, capital formation both strong in 2012 and it’s carried into 2013. Embedded value continues to build and there are catalysts in place for potential earnings upside across the house. So, we’re pleased to have met our objectives for 2012 and we believe our performance only begins to reflect the inherent potential of our company.

Thanks again for joining us today and look forward to providing an update on our next call.

Operator: That does conclude today’s conference call. You may now disconnect.

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Fortress Investment Group LLC Company ▲	FIG Ticker ▲	Q4 2012 Earnings Call Event Type ▲	Feb. 27, 2013 Date ▲

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